EXHIBIT 5.2

457 Haddonfield Road

Suite 510

Cherry Hill, New Jersey 08002-2220

September 13, 2010

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Re:	Guaranty of Debt Securities of Fiserv, Inc. by Interactive Technologies, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Interactive Technologies, Inc., a New Jersey Corporation (the “Guarantor”), solely in connection with the transactions contemplated by that certain Indenture, dated as of November 20, 2007 (the “Indenture”), by and among the Guarantor, Fiserv, Inc., a Wisconsin corporation (the “Company”), U.S. Bank National Association, as trustee, and the other parties thereto as it relates to the Guarantor’s guaranty (the “Guaranty”) of certain debt securities (the “Debt Securities”) to be issued by the Company pursuant to the terms of the Indenture. In our capacity as counsel to the Guarantor, we have been asked to render the opinion set forth in this letter and, in connection therewith, we have reviewed the form of Indenture, including its exhibits and schedules, and each of the following documents:

1.	Certificate of Incorporation of the Guarantor;

2.	By-Laws of the Guarantor;

3.	Composite Action By the Sole Director By Written Consent In Lieu of Meeting, dated as of September 10, 2010;

4.	Consent to Action In Lieu of a Meeting of the Sole Shareholder of the Guarantor, dated as of September 13, 2010; and

5.	the Company’s Registration Statement (the “Registration Statement”) related to the offering of the Debt Securities on Form S-3, including the prospectus constituting a part thereof (the “Prospectus”).

In addition, we have examined such other agreements and documents and such records of the Guarantor that we have considered appropriate including, without limitation, minutes and resolutions, verified copies of official records of various state and governmental authorities with respect to the organization of the Guarantor, and such laws, regulations, court decisions and proceedings that we deemed necessary or appropriate. We have also made such other inquiries and examinations as we deemed appropriate in order to render this opinion.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies. We have also assumed, without verification, the legal capacity of each individual who has executed documents or instruments in connection with the transactions contemplated hereby.

We have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will comply with all applicable laws; (ii) a supplement to the Prospectus (the “Prospectus Supplement”), if required, will have been prepared and filed with the Securities and Exchange Commission (the “SEC”) describing the Debt Securities and the Guaranty offered thereby; (iii) the Debt Securities and the Guaranty will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement; (iv) the Indenture, together with any supplemental indenture or officer’s certificate setting forth the terms of a series of Debt Securities to be issued under the Indenture, will each be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; (v) a Form T-1 will be filed with the SEC with respect to the trustee executing any supplemental indenture to the Indenture; (vi) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities or Guaranty offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vii) any securities issuable upon conversion, exchange or exercise of any security being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

We have also assumed, without verification (i) that the parties to the Indenture, other than the Guarantor, have the power and authority to enter into and perform the Indenture, (ii) the due authorization, execution and delivery by parties other than the Guarantor of the Indenture, and (iii) that the Indenture constitutes the legal, valid and binding obligation of each such other party, enforceable against such other party in accordance with its terms, subject to the same qualifications to which the enforceability of the Indenture against the Guarantor are subject.

We have relied as to factual matters on the representations and warranties contained in the Indenture. We have not, except as specifically identified in this opinion letter, undertaken any independent investigation, review or research in connection with any matters addressed herein, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation, review or research.

Members of our Firm are admitted to the Bar in the State of New Jersey and we express no opinion as to the laws of any jurisdiction other than the State of New Jersey and the federal laws of the United States.

The opinions set forth herein are subject to the following additional assumptions, qualifications and limitations:

(a) We express no opinion as to the effect on the enforceability of rights and remedies created by the Indenture of bankruptcy, insolvency, reorganization, arrangement, moratorium, bulk sales, fraudulent transfer, receivership, and similar laws from time to time in effect of general application affecting the rights and remedies of creditors or secured parties. We express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or would violate applicable laws concerning election of remedies.

(b) We have assumed and relied upon, without independent investigation: (i) that the parties to the Indenture are in full compliance with the terms of the Indenture and that such parties will perform all of their obligations thereunder; and (ii) that any action taken by any party to the Indenture in connection with the performance or enforcement of the Indenture will be lawful, commercially reasonable and taken in good faith and that such party will seek to enforce its rights only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law.

(c) We have assumed that the Indenture expresses the entire agreement with respect to the subject matter thereof and that no other agreements or dealings among the parties thereto affect the validity or enforceability of the Indenture.

(d) We have assumed that consideration exists to support the Guaranty made by the Guarantor.

(e) Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Indenture and the availability of injunctive relief or other equitable remedies, and the application of general principles of equity including, without limitation, the concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in proceedings at law or in equity). The use of the term “enforceable” shall not imply any opinion as to the availability of equitable remedies, including without limitation the remedies of specific performance or injunctive relief, nor is any opinion regarding those remedies intended to be expressed herein.

(f) Certain rights, remedies, stipulations, waivers and other provisions contained in the Indenture may be unenforceable, rendered ineffective or limited by applicable laws, judicial decisions, constitutional requirements or principles of equity governing such provisions; however, such laws, judicial decisions, constitutional requirements and principles of equity do not render the Indenture invalid as a whole, and there exist in the Indenture or pursuant to applicable law legally adequate remedies for a practical realization of the principal benefits purported to be provided by the Indenture, subject to the economic consequences of any delay which may result from applicable laws, rules, judicial decisions or constitutional requirements.

(g) Under certain circumstances, the provision that a failure or delay in exercising any right or remedy will not impair or waive such right or remedy may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provision. We express no opinion as to the validity or enforceability of provisions of the Indenture precluding oral waivers or modifications of provisions of the Indenture, or relating to waivers of equitable rights or defenses, or precluding the assertion of certain claims or defenses or from obtaining certain rights or remedies, or relating to waivers that are prohibited under or are contrary to the provisions of the Uniform Commercial Code as in effect on the date hereof in the State of New Jersey (the “UCC”).

(h) No opinion is expressed as to the enforceability of any provisions of the Indenture which (1) relate to service of process; (2) relate to subrogation, severability or the exercise of private power of sale; (3) relate to waiver of the right to a jury; (4) purport to restrict venue or jurisdiction; (5) purport to establish evidentiary standards; (6) relate to or provide for waivers of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases of legal or equitable rights, discharge of defenses or liquidated damages; (7) purport to permit a lender to increase the rate of interest or to collect a late charge in the event of delinquency or default; (8) purport to grant to a lender a power or a warrant of attorney to confess judgment for indebtedness; (9) permit a lender to sell or dispose of any collateral securing the loans made pursuant to the Indenture otherwise than in compliance with the UCC and other applicable laws; (10) purport to require that waivers must be in writing; (11) relate to partial foreclosure; (12) relate to or provide for choice of governing laws, which choice may be qualified by judicial decisions; (13) purport to entitle a lender to exercise self-help remedies or to take possession of collateral in any manner other than peaceably and by reason of the peaceable surrender of such possession by the party in possession of such collateral or by reason of appropriate judicial proceedings; (14) purport to entitle a lender to the appointment of a receiver as a matter of right; (15) purport to be waivers of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness; (16) purport to assign to a lender the rights of any person or entity in connection with the bankruptcy of another or (17) purport to entitle a party to attorneys’ fees.

(i) Our opinion is based upon and relies upon the current status of the laws of the State of New Jersey and the applicable federal laws to the extent specifically set forth herein and in all respects is subject to and may be limited by future legislation and case law.

(j) We express no opinion whatsoever as to status of title to or a party’s interest in any property described as collateral, or the due recordation or filing of any document, or the priority of any liens.

(k) No opinion is expressed herein with respect to (1) federal securities laws and regulations administered by the SEC, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (2) pension and employee benefit laws and regulations (e.g., the Employee Retirement Income Security Act of 1974, as amended); (3) federal and state antitrust and unfair competition laws and regulations; (4) federal and state tax laws and regulations; (5) federal and state racketeering laws and regulations (e.g., RICO); (6) federal and state health and safety laws and regulations (e.g., OSHA); (7) federal and state labor laws and regulations; (8) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (9) federal and state laws, regulations and policies concerning (a) national and local emergency, (b) possible judicial deference to acts of sovereign states and (c) criminal forfeiture laws; (10) federal, state or local environmental laws and regulations or permits or licenses that may be used thereunder; (11) federal, state and local securities, land use and subdivision laws and regulations (including without limitation, any applicable building or zoning laws, ordinances or regulations); and (12) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing.

(l) We express no opinion as to any matter not specifically included in the following numbered paragraph.

Based upon the foregoing, we are of the opinion, as of the date hereof, that:

1. All requisite action necessary to make the Guaranty a valid, legal and binding obligation of the Guarantor, subject to the assumptions, qualifications and limitations set forth in this opinion letter, including, without limitation, (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law, shall have been taken when each of the following have been fully completed:

(a) The Board of Directors of the Guarantor shall have (i) duly authorized the execution and delivery of the Guaranty and the performance by the Guarantor of its obligations thereunder and (ii) taken action to establish the terms of the Guaranty and to authorize the issuance and sale of the Guaranty;

(b) The terms of the Guaranty and of its issuance and sale shall have been established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor and so as to comply with any requirements or restrictions imposed by any court or governmental entity having jurisdiction over the Company or the Guarantor;

(c) The Guaranty shall have been duly executed, authenticated and delivered in accordance with the terms and provisions of the Indenture; and

(d) The Guaranty issued as part of the Debt Securities shall have been issued and sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

This opinion is rendered as of the date hereof and we assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Klehr Harrison Harvey Branzburg LLP

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